Exhibit 4.1

RESTATED

CERTIFICATE OF INCORPORATION OF

SOUTHWEST WATER COMPANY

A Delaware corporation

FIRST: The name of the corporation is SOUTHWEST WATER COMPANY (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-five million two hundred fifty thousand (25,250,000), consisting of the following:

(1) two hundred fifty thousand (250,000) shares of preferred stock, with a par value of $.01 per share (the “Preferred Stock”); and

(2) twenty-five million (25,000,000) shares of common stock, with a par value of $.01 per share (the “Common Stock”).”

B. The shares of Preferred Stock may be issued from time to time in one or more series. Except for the Series A Preferred Stock and the Series D Preferred Stock and subject to the rights, preferences, privileges, and restrictions of the Series A Preferred Stock and the Series D Preferred Stock, the Board of Directors is authorized, by filing a certificate of designations pursuant to the General Corporation Law of the State of Delaware, to fix the number of shares of any series of Preferred Stock; to determine the designation of any series of Preferred Stock; to determine or alter the rights, preferences, privileges, and restrictions (including voting, dividend, registration, conversion, redemption, and liquidation rights, preferences, privileges, and restrictions) granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of such series of Preferred Stock then outstanding) the number of shares of any such series subsequent to the issuance of shares of Preferred Stock of that series. Each share of a series of Preferred Stock shall be identical in all respects to every other share of that series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders of the shares of Preferred Stock is required pursuant to the certificate or certificates of designation establishing the series of Preferred Stock.

C. The rights, preferences, privileges, and restrictions relating to twelve thousand one hundred thirty-three and one-fourth (12,133.25) shares of Preferred Stock are as follows:

(1) Designation and Number of Shares. Ten thousand three hundred seventy-three and one-fourth (10,373.25) shares of Preferred Stock shall be designated and known as the “Series A Preferred Stock” and one thousand seven hundred sixty (1,760) shares of Preferred Stock shall be designated and known as the “Series D Preferred Stock.”

(2) Dividends. The holders of the Series A 5-1/4% $.01 par value Preferred Stock and the Series D 5-1/2% $.01 par value Preferred Stock shall be entitled to receive out of any funds of the Corporation at the time legally available for the declaration of dividends, dividends at the rate of Two Dollars and Sixty Two and one-half cent ($2.625) per share per annum and Two Dollars and Seventy-Five Cents ($2.75) per share per annum, respectively, and no more, payable in cash, annually, or at such intervals as the Board of Directors may from time to time determine, when and as declared by the Board of Directors.

All such dividends shall accrue from the respective dates of issuance of the shares of the Series A Preferred Stock and the Series D Preferred Stock (and shall include any accrued and unpaid dividends on the shares of Series A Preferred Stock and Series D Preferred Stock of Southwest Water Company, a California corporation and predecessor in interest to the Corporation, converted into, or redeemed for, the Series A Preferred Stock and the Series D Preferred Stock of the Corporation) and shall accrue from day to day, whether or not earned or declared. Such dividends shall be payable before any dividends shall be declared or paid upon or set apart for the Common Stock, and shall be cumulative, so that if in any year or years dividends upon the issued and outstanding shares of the Series A Preferred Stock and the Series D Preferred Stock as herein provided shall not have been paid thereon or declared and set apart therefor, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon, or set apart for payment on, the Common Stock. Each share of the Series A Preferred Stock and the Series D Preferred Stock shall rank on a parity with each other share of the Series A Preferred Stock and the Series D Preferred Stock with respect to dividends, except for the respective rates fixed for the Series A Preferred Stock and the Series D Preferred Stock, and no dividend shall be declared or paid upon, or set apart for payment on, the Series A Preferred Stock or the Series D Preferred Stock, unless, at the same time, a dividend, bearing the same proportion to the applicable dividend accrual, shall also be declared or paid upon, or set apart for payment on, as the case may be, both the Series A Preferred Stock and the Series D Preferred Stock.

(3) Liquidation. In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of the Series A Preferred Stock and the Series D Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, Fifty Dollars ($50.00) per share and Fifty-two Dollars ($52.00) per share, respectively, and, in addition, to such respective amounts, a further amount equal to the dividends unpaid and accumulated thereon as provided in paragraph (2) of this Section C, respectively, to the date of distribution, whether or not earned or declared, and no more, before any payment shall be made or any assets distributed to the holders of shares of the Common Stock. If upon the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of the Series A Preferred Stock and the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of shares of the Series A Preferred Stock and the Series D Preferred Stock, in proportion to the aggregate amounts which the shares of Series A Preferred Stock and Series D Preferred Stock are entitled to receive pursuant to this paragraph (3).

For the purposes of this Section C, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, subject to all of the preferential rights of the holders of shares of the Series A Preferred Stock and the Series D Preferred Stock on distribution or otherwise, the holders of shares of the Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations shall be deemed not to be a liquidation, dissolution, or winding up of the Corporation, within the meaning of this paragraph (3).

(4) Redemption Provisions. The Corporation, at the option of the Board of Directors, may redeem the whole, or from time to time any part, of the shares of the Series A Preferred Stock and the Series D Preferred Stock on any dividend date by paying in cash therefor Fifty-two Dollars ($52.00) per share and Fifty-four Dollars ($54.00) per share, respectively, and, in addition to the aforementioned amount, an amount in cash equal to all dividends on such shares of the Series A Preferred Stock and the Series D Preferred Stock unpaid and accumulated as provided in paragraph (2) of this Section C, respectively, whether or not earned or declared, to and including the date fixed for redemption, such respective sums being hereinafter sometimes referred to as the “Series A Preferred Stock redemption price” and the “Series D Preferred Stock redemption price,” respectively. In case of the redemption of only a part of the outstanding shares of the Series A Preferred Stock and the Series D Preferred Stock, the Corporation shall (except in the case of a partial redemption pursuant to the sinking fund provisions of paragraph (5) of this Section C applicable to the shares of the Series D Preferred Stock then being redeemed) designate by lot, in such manner as the Board of Directors may determine, the shares of the Series A Preferred Stock and the Series D Preferred Stock to be redeemed, or shall effect such redemption pro rata. Less than all of the shares of the Series A Preferred Stock and the Series D Preferred Stock at any time outstanding may not be redeemed until all dividends accrued and in arrears upon all issued and outstanding shares of the Series A Preferred Stock and the Series D Preferred Stock shall have been paid for all past dividend periods, and until full dividends for the then current dividend period on all issued and outstanding shares of the Series A Preferred Stock and the Series D Preferred Stock, other than the shares of the Series A Preferred Stock and the Series D Preferred Stock to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least thirty (30) days previous notice by mail, postage prepaid, shall be given to the holders of record of shares of the Series A Preferred Stock and the Series D Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his last office address as shown on the records of the Corporation. On or after the date fixed for redemption and stated in such notice, each holder of shares of the Series A Preferred Stock and the Series D Preferred Stock called for redemption shall surrender his certificate evidencing such shares of the Series A Preferred Stock and the Series D Preferred Stock to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Series A Preferred Stock redemption price and the Series D Preferred Stock redemption price, respectively. In case less than all of the shares of the Series A Preferred Stock and the Series D Preferred Stock represented by any such surrendered certificates are redeemed, a new certificate shall be issued representing the unredeemed shares of the Series A Preferred Stock and the Series D Preferred Stock, respectively. If such notice of redemption shall have been duly given and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then notwithstanding that the certificates evidencing any shares of the Series A Preferred Stock and the Series D Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares of the Series A Preferred Stock and the Series D Preferred Stock so called for redemption shall forthwith after such date cease, except only the right of the holders to receive the Series A Preferred Stock redemption price and Series D Preferred Stock redemption price, without interest, upon the surrender of the certificates therefor.

If, on or prior to any date fixed for redemption of shares of the Series A Preferred Stock and the Series D Preferred Stock, the Corporation deposits with any bank or trust company in the City of Los Angeles, State of California, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares of the Series A Preferred Stock and the Series D Preferred Stock called for redemption, with irrevocable instructions to give the notice of redemption thereof if such notice shall not previously have been given by the Corporation, or to complete the giving of such notice if theretofore commenced, and to pay, on and after the date fixed for redemption (or prior thereto), the Series A Preferred Stock redemption price and the Series D Preferred Stock redemption price to the respective holders thereof upon the surrender of the stock certificates therefor, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares of the Series A Preferred Stock and the Series D Preferred Stock called for redemption shall be deemed to be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall be deemed to constitute full payment for the shares of the Series A Preferred Stock and the Series D Preferred Stock to the respective holders thereof, and, from and after the date of such deposit, the shares of the Series A Preferred Stock and the Series D Preferred Stock shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be stockholders with respect to the shares of the Series A Preferred Stock and the Series D Preferred Stock so redeemed and shall have no rights with respect thereto except the right to receive from the bank or trust company with which such deposit has been made payment of the Series A Preferred Stock redemption price and Series D Preferred Stock redemption price, respectively, without interest, upon the surrender of the certificates therefor.

(5) The Series D Preferred Stock Sinking Fund. On the first Monday of January of each year, beginning with January of 1989, or on the next business day if said day is a holiday (a “Sinking Fund Payment Date”), for so long as any of the shares of the Series D Preferred Stock are issued and outstanding, the Corporation shall set aside Eleven Thousand Dollars ($11,000) in cash out of any moneys legally available therefor as a sinking fund for the annual redemption of 220 shares of the Series D Preferred Stock (the “Sinking Fund”). Said sum shall be set aside only after full payment or provision has been made for payment of the dividends on the shares of the Series A Preferred Stock and the Series D Preferred Stock for all prior periods to the end of the last preceding quarterly dividend period. The money placed in the Sinking Fund shall be kept separate from other monies of the Corporation and shall not be used in the general corporate business.

On or before the ninetieth (90th) day next following each Sinking Fund Payment Date, all of the cash in the Sinking Fund shall be used to acquire shares of the Series D Preferred Stock by redemption on a pro rata basis at Fifty Dollars ($50.00) per share, plus accrued dividends thereon to the date of redemption which shall be paid from the general funds of the Corporation and not from the Sinking Fund.

If, on any Sinking Fund Payment Date, the funds of the Corporation legally available therefor shall be insufficient to discharge such Sinking Fund requirements in full, funds to the extent legally available for such purpose shall be set aside for the Sinking Fund. Shares of the Series D Preferred Stock shall be redeemed pro rata to the extent that there are sufficient funds in the Sinking Fund therefor. The Sinking Fund requirements shall be cumulative, so that for any year or years in which the sinking fund requirements for the annual redemption of 220 shares of the Series D Preferred Stock are not fully discharged as they accrue, funds legally available therefor, after payment or provision for dividends, for each fiscal year thereafter shall be applied thereto until such requirements are fully discharged and shares of the Series D Preferred Stock shall be redeemed therefrom as provided in this paragraph (5).

In the event that all of the shares of the Series D Preferred Stock represented by any certificate are not redeemed, a new certificate representing the unredeemed shares of the Series D Preferred Stock shall be issued.

(6) Voting Rights. Each issued and outstanding share of the Series A Preferred Stock and the Series D Preferred Stock shall have five (5) votes.

FIFTH: Each issued and outstanding share of the Common Stock shall have one (1) vote. Except as otherwise expressly provided by the Board of Directors pursuant to Section B of Article FOURTH or as expressly provided in this Certificate of Incorporation or by law, all classes of the capital stock of the Corporation with the right to vote shall vote together as a single class and not as separate classes.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board”). In addition to the powers and authority expressly conferred upon the Board by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The number of Directors shall be not less than seven nor more than nine, and the exact number of Directors shall be fixed from time to time exclusively by the Board of Directors acting pursuant to a resolution adopted by affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time of any such resolution).

The Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be determined by the Board of Directors and shall consist of as nearly equal a number of directors as practicable. The term of the Class I directors initially shall expire at the first annual meeting of stockholders ensuing after the 1998 Annual Meeting of Stockholders; the term of Class II directors initially shall expire at the second Annual Meeting of Stockholders ensuing after the 1998 Annual Meeting of Stockholders; and the term of Class III directors initially shall expire at the third Annual Meeting of Stockholders ensuing after the 1998 Annual Meeting of Stockholders. In the case of each class, the directors shall serve until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors of the respective class whose term expires shall be elected, and the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third ensuing Annual Meeting of Stockholders after their election, and until their respective successors are elected and qualified.

Any vacancy in the office of a director shall be filled by the vote of the majority of the remaining directors, regardless of any quorum requirements set forth in the Bylaws of the corporation. Any director appointed to fill a vacancy in the office of director shall serve until the next Annual Meeting of Stockholders at which directors of the class for which such director shall have been chosen are to be elected, and until his or her successor is elected and qualified. Newly created directorships shall be filled by the Board of Directors.

C. Unless otherwise provided by the bylaws of the Corporation, the directors of the Corporation need not be elected by written ballot.

D. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by the stockholders of the Corporation.

E. Special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or by one or more holders of at least 20% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote at any meeting of the stockholders, and not by any other person or persons.

SEVENTH: The Board is expressly empowered to adopt, amend, or repeal bylaws of the Corporation. Any adoption, amendment, or repeal of bylaws of the Corporation by the Board shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment, or repeal of bylaws of the Corporation is presented to the Board). In addition, the bylaws of the Corporation may be adopted, amended, or repealed by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that, for purposes of this Certificate of Incorporation, each share of the Voting Stock shall have the number of votes granted to it pursuant to Articles FOURTH and FIFTH of this Certificate of Incorporation or any designation of the rights, privileges, preferences, and restrictions of any class or series of Preferred Stock made pursuant to Article FOURTH of this Certificate of Incorporation (a “Preferred Stock Designation”)).

EIGHTH: The stockholder vote required to approve any Business Combination (as hereinafter defined) shall be as set forth in this Article EIGHTH.

A. (1) Except as otherwise expressly provided in Section B of this Article EIGHTH:

(a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (x) any Interested Stockholder (as hereinafter defined) or (y) any other corporation (whether or not it is itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of ten percent (10%) of the total value of the assets of the Corporation and its consolidated subsidiaries as reflected in the most recent balance sheet of the Corporation; or

(c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities, or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

(e) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder

shall require (x) the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class and (y) the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock other than the Voting Stock of which an Interested Stockholder or an Affiliate is the beneficial owner, voting together as a single class. Such affirmative votes shall be required notwithstanding any other provisions of this Certificate of Incorporation, any Preferred Stock Designation, any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, but such affirmative vote shall be required in addition to and not in lieu of any affirmative vote of the holders of any particular class or series of the Voting Stock required by this Certificate of Incorporation, any Preferred Stock Designation, or any provision of law.

(2) The term “Business Combination,” as used in this Article EIGHTH, shall mean any transaction which is referred to in any one or more of subparagraphs (a) through (e) of paragraph (1) of this Section A.

B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation, any Preferred Stock Designation, or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (1) is met, or, in the case of any other

Business Combination, the conditions specified in either of the following paragraphs (1) or (2) are met:

(1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless at the time of consideration of such matter by the Board there is at least one Continuing Director.

(2) All of the following conditions shall have been met:

(a) the consideration to be received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has paid for shares of such class of Voting Stock within the two-year period ending on and including the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”). If, within such two-year period, the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Interested Stockholder within such two-year period.

(b) the aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date of the consummation of the Business Combination (the “Consummation Date”), of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Stockholder has previously acquired any shares of Common Stock):

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Security Pacific National Bank (or such other major bank headquartered in the State of California as may be selected by a majority of the Continuing Directors) from time to time in effect in the City of Los Angeles, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; or

(ii) the Fair Market Value per share of Common Stock on the Announcement date.

(c) the aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class, other than Common Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (c) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Security Pacific National Bank (or such other major bank headquartered in the State of California as may be selected by a majority of the Continuing Directors) from time to time in effect in the City of Los Angeles, less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash, on each share of such class of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class of Voting Stock; or

(ii) the Fair Market Value per share of such class of Voting Stock on the Announcement Date; or

(iii) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

(d) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination, all of the following conditions shall have been satisfied:

(i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock;

(ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Continuing Directors;

(iii) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; and

(iv) none of the Continuing Directors shall have been removed from office, except by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock other than the Voting Stock of which an Interested Stockholder or an Affiliate is the beneficial owner, voting together as a single class.

(e) after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Stockholder’s capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of, or in connection with, such Business Combination, or otherwise.

(f) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules and regulations thereunder (or any subsequent provisions replacing the 1934 Act, rules, or regulations) and setting forth, as an exhibit thereto, the opinion of an investment banking firm selected by a majority of the Continuing Directors, or, if there are no Continuing Directors, an opinion of the investment banking firm most recently retained by the Corporation before the Interested Stockholder became an Interested Stockholder, or any successor in interest to such investment banking firm, that the proposed Business Combination is fair from a financial point of view to the stockholders of the Corporation other than the Interested Stockholder, shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination

(whether or not such proxy or information statement is required to be mailed pursuant to the 1934 Act or subsequent replacement provisions).

C. For the purposes of this Article EIGHTH:

(1) “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, or other entity, and shall include any group of persons or entities required to file or deliver to the Corporation any statement pursuant to Section 13(d) of the 1934 Act.

(2) “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(a) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

(b) is an Affiliate of the Corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

(c) is an assignee of, or has otherwise succeeded, to any shares of Voting Stock which were, at any time within the two-year period immediately prior to the date in question, beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(3) A person shall be a “beneficial owner” of any Voting Stock:

(a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(b) which such person or any of its Affiliates or Associates has (x) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or (y) the right to vote pursuant to any agreement, arrangement, or understanding; or

(c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

(4) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (2) of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section C but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, options, or otherwise.

(5) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, as in effect on February 1, 1988.

(6) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(7) “Continuing Director” means any member of the Board who is not an Affiliate or Associate of the Interested Stockholder and who was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an Affiliate or Associate of the Interested Stockholder and who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board. For the purposes of this Article EIGHTH, the act of a majority of the Continuing Directors shall be the act of the Board.

(8) “Fair Market Value” means:

(a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange – Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and

(b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(9) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subparagraphs (b) and (c) of paragraph (2) of Section B of this Article EIGHTH shall include the shares of Common Stock and the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

D. A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH, including, without limitation, (u) whether a person is an Interested Stockholder; (v) the number of shares of Voting Stock beneficially owned by any person; (w) whether a person is an Affiliate or Associate of another; (x) whether the applicable conditions set forth in paragraph (2) of Section B of this Article EIGHTH have been met with respect to any Business Combination; (y) whether the assets which are the subject of any Business Combination referred to in subparagraph (b) of paragraph (1) of Section A of this Article EIGHTH have an aggregate Fair Market Value of 10% or more of the assets of the Corporation and its consolidated subsidiaries as reflected in the most recent balance sheet of the Corporation; and (z) whether the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in subparagraph (b) of paragraph (1) of Section A of this Article EIGHTH has an aggregate Fair Market Value of $5,000,000 or more.

E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F. The provisions of this Article EIGHTH shall not be altered, amended, or replaced except by (x) the affirmative vote of a majority of the Continuing Directors and (y) the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class.

NINTH: Except as expressly set forth in Section E of this Article NINTH, the stockholder vote required to approve any Reorganization (as hereinafter defined) shall be the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class.

A. As used in this Article NINTH, the following terms shall have the following meanings:

(1) A “Reorganization” shall mean each of the following:

(a) any merger as to which the Corporation is a constituent corporation (as defined below) and as to which the holders of the outstanding Voting Stock of the Corporation immediately prior to such merger do not hold a majority of the voting power of the outstanding Voting Stock of the surviving corporation immediately subsequent to such merger.

(b) any acquisition by any person in exchange in whole or in part for its equity securities (or the equity securities of any other person) or its debt securities (or the debt securities of any other person) for all or any portion of the outstanding Voting Stock of the Corporation if, immediately following such exchange, the person effecting such exchange has control (as defined below) of the Corporation.

(c) any acquisition by any person in exchange in whole or in part for its equity securities (or the equity securities of any other person) or for its debt securities (or the debt securities of any other person) of assets of the Corporation having a Fair Market Value (as defined below) immediately prior to such acquisition equal to or in excess of 50% of the Fair Market Value of all assets of the Corporation immediately prior to such acquisition.

(d) any liquidation, dissolution, or winding up of the Corporation involving assets of the Corporation having a Fair Market Value (as defined below) immediately prior to such event equal to or in excess of 50% of the Fair Market Value of all assets of the Corporation immediately prior to such event.

(2) A “constituent corporation” means a corporation which is merged with one or more other corporations, and includes the surviving corporation.

(3) “[C]ontrol” means the ownership, directly or indirectly, of outstanding shares of the Voting Stock of the Corporation possessing, in the aggregate, more than 50% of the voting power of all outstanding Voting Stock of the Corporation.

(4) “[E]quity security” means any share of stock, any security convertible (with or without consideration) into any share of stock, and any warrant or other right to acquire, subscribe to, or purchase any share of stock or any security convertible into any share of stock.

(5) “[P]erson” shall have the same meaning ascribed to such term in Article EIGHTH of this Certificate of Incorporation.

(6) “Fair Market Value” means, in the case of property other than cash, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(7) “Disinterested Director” means any member of the Board who, at the time the proposed Reorganization is considered by the Board or at the time alteration, amendment, or repeal of this Article NINTH is considered by the Board, (x) is not, in the case of a Reorganization of the type specified in subparagraph (a) of paragraph (1) of this Section A, an Affiliate of, or an officer of, director of, or the record or beneficial owner of one percent (1%) or more of any equity security of, any constituent corporation to the proposed Reorganization (other than the Corporation or any wholly-owned subsidiary of the Corporation); (y) is not, in the case of a Reorganization of the types specified in subparagraphs (b) and (c) of paragraph (1) of this Section A, an Affiliate of, or an officer of, director of, or the record or beneficial owner of one percent (1%) or more of any equity security of, either the person making the acquisition or of any person whose equity or debt securities are to be exchanged for the Voting Stock or assets of the Corporation; or (z) in the case of a Reorganization of the type specified in subparagraph (d) of paragraph (1) of this Section A or in the case of an alteration, amendment, or repeal of this Article NINTH, does not have any relationship described in clauses (x) or (y) of this paragraph (7) to any person who has announced or presented for consideration by the Board or who within six months after consideration of an alteration, amendment, or repeal of this Article NINTH announces or presents for consideration by the Board, any Reorganization. For the purposes of this Article NINTH, the act of a majority of the Disinterested Directors shall be the act of the Board.

(8) “Affiliate” shall have the same meaning ascribed to such term in Article EIGHTH of this Certificate of Incorporation.

B. For the purposes of subparagraph (a) of paragraph (1) of Section A of this Article NINTH, in determining whether the holders of the outstanding Voting Stock of the Corporation immediately prior to such merger (the “Original Holders”) hold a majority of the voting power of the outstanding Voting Stock of the surviving corporation after the merger:

(1) All equity securities held by the Original Holders convertible into Voting Stock of the surviving corporation, all warrants, all rights to subscribe to, and all rights to purchase Voting Stock of the surviving corporation held by the Original Holders shall be ignored;

(2) All equity securities held by persons other than the Original Holders convertible into Voting Stock of the surviving corporation shall be deemed to have been converted on the effective date of the merger; and

(3) All warrants, all rights to subscribe to, and all rights to purchase Voting Stock of the surviving corporation held by persons other than the Original Holders shall be deemed to have been exercised on the effective date of the merger.

C. For the purposes of subparagraph (b) of paragraph (1) of Section A of this Article NINTH, in determining whether the acquiring person has control of the Corporation immediately following such exchange:

(1) All equity securities held by the Original Holders convertible into Voting Stock of the Corporation, all warrants, all rights to subscribe to, and all rights to purchase Voting Stock of the Corporation held by the Original Holders shall be ignored;

(2) All equity securities held by persons other than the Original Holders convertible into Voting Stock of the Corporation shall be deemed held by the acquiring person and shall be deemed to have been converted on the effective date of the exchange; and

(3) All warrants, all rights to subscribe to, and all rights to purchase Voting Stock of the Corporation held by persons other than the Original Holders shall be deemed to be held by the acquiring person and shall be deemed to have been exercised on the effective date of the exchange.

D. Any series of transactions or proposed transactions which are designed to achieve the result specified in either subparagraphs (b), (c), or (d) of paragraph (1) of Section A of this Article NINTH or which have the effect of achieving the result specified in either subparagraphs (b), (c), or (d) of paragraph (1) of Section A of this Article NINTH shall be subject to all of the provisions of this Article NINTH.

E. The provisions of this Article NINTH, other than the provisions of Sections F and G of this Article NINTH, shall not be applicable to any particular Reorganization, and such Reorganization shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation, any Preferred Stock Designation, or any agreement with any national securities exchange, if the Reorganization shall have been approved by a majority of the Disinterested Directors, it being understood that this condition shall not be capable of satisfaction unless at the time of consideration of such matter by the Board there is at least one Disinterested Director.

F. The affirmative vote of the holders of the Voting Stock shall be required (unless the condition set forth in Section E is satisfied) notwithstanding any other provisions of this Certificate of Incorporation, Preferred Stock Designation, any provision of law, or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, but such affirmative vote shall be required in addition to and not in lieu of any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation, or any Preferred Stock Designation. Nothing herein shall relieve any other constituent corporation or any acquiring person referred to in subparagraphs (b) and (c) of paragraph (1) of Section A of this Article NINTH from any fiduciary or other obligation imposed upon such constituent corporation or acquiring person by law, by any charter document of, or agreement or other instrument governing or regulating the actions of, such constituent corporation or other person.

G. A majority of the Disinterested Directors shall have the power and the duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article NINTH, including, without limitation, (t) whether a particular transaction or proposed transaction constitutes a Reorganization, as defined in Section A of this Article NINTH; (u) the number of shares of Voting Stock of the Corporation or any surviving corporation beneficially owned or deemed to be owned by any person pursuant to subparagraphs (a) or (b) of paragraph 1 of Section A of this Article NINTH or pursuant to Sections B or C of this Article NINTH; (v) whether an acquiring person will, in any transaction described in subparagraph (b) of paragraph 1 of Section A of this Article NINTH, obtain control of the Corporation as defined in paragraph 3 of Section A of this Article NINTH; (w) the Fair Market Value of any or all assets of the Corporation for the purposes of subparagraph (c) of paragraph 1 of Section A and paragraph (6) of Section A of this Article NINTH; (x) whether any series of transactions and/or proposed transactions are within the scope of Section D of this Article NINTH; (y) whether the affirmative vote of the Disinterested Directors provided for in Section E has in fact been obtained with respect to any proposed Reorganization pursuant to paragraph (1) of Section A of this Article NINTH; and (z) whether the affirmative vote of holders of Voting Stock required by this Article NINTH has in fact been obtained with respect to any proposed Reorganization pursuant to paragraph 1 of Section A of this Article NINTH.

H. The provisions of this Article NINTH shall not be altered, amended, or repealed except by (x) the affirmative vote of a majority of the Disinterested Directors and (y) the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class.

TENTH: The Board, when evaluating any offer of another party, (x) to make a tender or exchange offer for any shares of the Voting Stock;

(y) to effect a Business Combination (as defined in Article EIGHTH); or (z) to effect a Reorganization (as defined in Article NINTH), shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to consider such factors as the Board determines in its sole discretion to be relevant. In connection with any such evaluation, the Board is authorized to conduct such investigations and to engage in such legal proceedings as the Board may determine to be appropriate.

ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (w) any breach of the director’s duty of loyalty to the Corporation or its stockholders; (x) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (y) liability under Section 174 of the General Corporation Law of the State of Delaware; or (z) any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing provisions of this Article ELEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to any acts or omissions of a director occurring prior to such repeal or modification.

TWELTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation, any Preferred Stock Designation, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to and not in lieu of any affirmative vote of the holders of any particular class or series of the then outstanding shares of the Voting Stock required by this Certificate of Incorporation, any Preferred Stock Designation, or any provision of law, (x) the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, and Article ELEVENTH of this Certificate of Incorporation; and (y) in addition to the vote specified in clause (x) of this Article TWELFTH, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the Voting Stock, other than the Voting Stock of which an Interested Stockholder (as defined in Article EIGHTH of this Certificate of Incorporation) is the beneficial owner, voting together as a single class, shall be required in order to amend or repeal this

Article TWELFTH, Article EIGHTH, or Article TENTH of this Certificate of Incorporation.